Exhibit 10.1

VOTING SUPPORT AND LOCK-UP AGREEMENT

THIS VOTING SUPPORT AND LOCK-UP AGREEMENT (“Agreement”) is dated as of _____, 2021, by and between Trulieve Cannabis Corp., a corporation existing under the laws of the Province of British Columbia, (“Trulieve”) and each of the shareholders listed on Exhibit A attached hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, the Shareholder is the beneficial owner of certain Subordinate Voting Shares, Multiple Voting Shares and/or Super Voting Shares (collectively, the “Harvest Shares”) of Harvest Health & Recreation Inc., a corporation existing under the laws of the Province of British Columbia (“Harvest”), as described more particularly on Schedule A hereto (together with any additional Harvest Shares acquired after the date hereof, the “Subject Shares”);

WHEREAS, Trulieve is, concurrently herewith, entering into an arrangement agreement (the “Arrangement Agreement”), with Harvest pursuant to which, among other things, Trulieve is proposing to acquire all of the issued and outstanding shares of Harvest in the manner provided for by the plan of arrangement (the “Plan of Arrangement”); and

WHEREAS, as a condition to its willingness to enter into the Arrangement Agreement and in order to induce Trulieve to enter into the Plan of Arrangement, the Shareholder is willing to execute and deliver this Agreement and to make certain representations, warranties, covenants and agreements with respect to the Subject Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as amended, modified, restated or waived. The word “it” in reference to the Shareholder is used as a generic identifier and shall be deemed to mean “he” or “she” or words of similar import, as applicable.

Article 2
COVENANTS OF THE SHAREHOLDER

2.1The Shareholder hereby covenants and irrevocably agrees that the Shareholder shall, from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement pursuant to Article 6 (such earlier time, the “Expiration Time”):

(a)

direct all Affiliates and Associates to take the actions under this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;

(b)

not directly or indirectly option for sale, offer, sell, gift, assign, transfer, exchange, assign, dispose of, pledge, tender, encumber, grant a security interest in, hypothecate or otherwise convey any of the Subject Shares, or any right or interest therein (legal or equitable) (“Transfer”), to any Person or agree to do any of the foregoing;

(c)

except to the extent contemplated by this Agreement, not directly or indirectly grant any proxy, power of attorney or other right to vote the Subject Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement or commitment with respect to the right to vote, call meetings of Harvest’s shareholders or give consents or approval of any kind with respect to any of the Subject Shares or agree to do any of the foregoing;

(d)

not directly or indirectly vote or cause to be voted any of the Subject Shares in respect of any proposed action by Harvest in a manner which might reasonably be expected to prevent or materially delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement, including, but not limited to, the vote by the shareholders of Harvest in favour of the Arrangement Resolution;

(e)	not directly or indirectly take any action which might be reasonably expected to impede, prevent or materially delay the approval of the Arrangement Resolution by the Harvest Shareholders;
(f)	take all steps as may reasonably be requested to ensure that the Arrangement and the other transactions contemplated in the Arrangement Agreement are successfully completed;
(g)

not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, delaying or varying the Plan of Arrangement or the other transactions contemplated by the Arrangement Agreement or any aspect thereof, including not exercising any securityholder rights or remedies available at common law or pursuant to applicable securities laws;

(h)

not directly or indirectly take any action that would make any representation or warranty contained herein untrue or incorrect or that would have the effect of impairing the ability of the Shareholder to perform his, her or its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby;

(i)	not exercise any Dissent Rights;
(j)

subject to section 2.3 hereto, if the Arrangement Agreement is amended or terminated such that the transactions (or any of them) contemplated by the Arrangement Agreement are to be accomplished by means of an alternative transaction structure other than as currently contemplated in the Arrangement Agreement whereby Trulieve would offer to acquire all of the Harvest Shares, that complies with the following terms and conditions: (i) the amended transaction would provide the Shareholder with consideration equivalent to or greater than, on an after-tax basis, the transactions set out in the Arrangement Agreement, and (ii) the consummation of the amended transaction would not take materially longer than the consummation of the transactions set out in the Arrangement Agreement, (any such transaction is referred to as an “Alternative Transaction”), the Shareholder agrees to support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid, by causing all of the Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Subject Shares from such take-over bid except with the consent of Trulieve; and
(k)	not do indirectly that which the Shareholder may not do directly by the terms of this Section 2.

2.2For greater certainty, any Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares of Harvest or other securities of Harvest that the Shareholder purchases or with respect to which the Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the 1934 Exchange Act, as amended (the “Exchange Act”)) after the date of this Agreement and prior to Expiration Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of options, convertible securities or warrants to purchase such shares or the conversion of any debt for such shares shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised a portion of the Subject Shares and shall be deemed to be included in the Subject Shares for the purposes hereof.

2.3Each Shareholder listed in Schedule B hereby acknowledges and agrees that, following the Effective Time, the Consideration Shares received by such Shareholder shall continue to be subject to the restrictions on Transfer and other restrictions set out in the Existing Lock-up Agreement (as described in Schedule B) as though such Consideration Shares were the Subject Shares subject to the Existing Lock-up Agreement.  For greater certainty, such Shareholder agrees that it will not Transfer the Consideration Shares received at the Effective Time in exchange for the Subject Shares then subject to the Existing Lock-up Agreement until such time as such Consideration Shares have been released from the provisions of the Existing Lock-up Agreement in accordance with the Remaining Release Terms (as set out in Schedule B).

2.4Trulieve acknowledges and agrees that (a) each Shareholder is bound  hereunder  solely  in  its  capacity  as  a  securityholder  of  the  Harvest and  that  the  provisions  hereof  shall  not  be  deemed  or  interpreted  to  bind  the  Shareholder in its capacity as a director or officer of Harvest (if the Shareholder holds such office); and (b) nothing  in  this  Agreement  will  prevent  Shareholder  from  acting  in  accordance  with  the  exercise  of  his  or  her  fiduciary  duties  or  duty  to  act  in  the  best interests of Harvest as a director or officer of the Harvest or Harvest’s Subsidiaries, after considering the advice of external legal counsel.

Article 3
AGREEMENT TO VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTIONS

3.1The Shareholder hereby covenants and irrevocably agrees, from the date hereof until the Expiration Time, except as permitted by this Agreement:

(a)

to vote the Subject Shares, and, in the case of Subject Shares held by an Affiliate or Associate of the Shareholder, to cause any holder of record of Subject Shares to vote or to execute a written consent or consents with respect to the Subject Shares at the Meeting (or any adjournment or postponement thereof or at every other meeting of the shareholders of the Harvest with respect to the Arrangement Resolution) (i) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement; (ii) against any Adverse Proposal (as defined below); and (iii) against any action, proposal, transaction, agreement, or other matter that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Plan of Arrangement or any of the transactions contemplated by the Plan of Arrangement;

(b)

if the Shareholder is the holder of record of any of the Subject Shares, no later than five Business Days prior to the date of the Meeting, the Shareholder shall deliver or cause to be delivered to Trulieve, a copy of the duly executed proxy or proxies in respect of the Subject Shares directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution and/or any matter that could be expected to facilitate the Arrangement;

(c)

if the Shareholder is the beneficial owner of any of the Subject Shares, no later than five Business Days prior to the date of the Meeting, the Shareholder shall deliver or cause to be delivered to Trulieve a copy of the duly executed voting instruction form(s) to the intermediary through which the Shareholder holds its beneficial interest in the Subject Shares instructing that the Subject Shares be voted at the Meeting in favour of the Arrangement Resolution and/or any matter that could be expected to facilitate the Arrangement;

(d)	to name those individuals in such proxy or proxies, or voting instruction form(s), as are designated by Harvest in the proxy statement accompanying the Company Circular;
(e)

to appoint Trulieve and any designee of Trulieve, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Subject Shares in accordance with this Agreement in the event that either (i) the Shareholder breaches any of its obligations under this Agreement, or (ii) the Shareholder fails to vote or act by written consent with respect to the Subject Shares in accordance with the foregoing section prior to or at the Meeting at which the matters described in the foregoing section are considered or the last date by which written consents with respect to such matters are required to be delivered in order to be effective; and

(f)

not to tender for any bid or tender offer for Harvest Shares or take any action (including the voting (or granting of a proxy to vote) of the Subject Shares) that may lead to or otherwise result in an Adverse Proposal.

3.2For purposes of this Agreement, “Adverse Proposal” means (a) any Acquisition Proposal, (b) any change in a majority of the board of directors of Harvest (other than as contemplated in the Arrangement Agreement), (c) any amendment to Harvest’s charter or organizational documents (other than as contemplated in the Arrangement Agreement), (d) any material change in the capitalization of Harvest or Harvest’s corporate structure or in any material terms of any security of Harvest, or otherwise obligating Harvest to grant any security (other than as contemplated in the Arrangement Agreement), or (e) any other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Plan of Arrangement or any of the other transactions contemplated by the Arrangement Agreement or this Agreement but for greater certainty, a Superior Proposal shall not be an Adverse Proposal.

Article 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDER

4.1The Shareholder represents, warrants and, where applicable, covenants to Trulieve as follows, and acknowledges that Trulieve is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	(i) the Shareholder (A) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Subject Shares set forth on Exhibit A, and (B) will own beneficially any additional Subject Shares acquired after the date of this Agreement, in each instance, free and clear of all Encumbrances (as hereinafter defined), and (ii) except pursuant hereto, there (A) are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition, Transfer or voting of any of the Subject Shares set forth on Exhibit A, and there are no voting trusts or voting agreements with respect to such Subject Shares, and (B) there will not be any options, warrants or other rights, agreements, arrangements or commitments of any character to which the Shareholder is a party relating to the pledge, disposition, Transfer or voting of any of additional Subject Shares acquired after the date of this Agreement, and there will not be any voting trusts or voting agreements with respect to such additional Subject Shares;

(b)

the Shareholder has the full corporate power (if the Shareholder is a corporation) and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder (including the proxy and power of attorney described in Section 3.1(e)) and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder and to complete the transactions contemplated in the Arrangement Agreement;

(c)

this Agreement has been duly and validly executed and delivered by the Shareholder and, constitutes a legal, valid and binding obligation, enforceable by Trulieve against the Shareholder in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(d)

if the Shareholder is a corporation, limited partnership or limited liability company, the Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted;

(e)

none of the execution and delivery by the Shareholder of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder’s obligations hereunder will result in a breach of or constitute a default under any provision of (i) any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's property or assets is bound, (ii) any judgment, decree, order or award of any Governmental Entity against the Shareholder, or (iii) any law, statute, ordinance, regulation or rule applicable to the Shareholder, except in each case as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder;

(f)

other than pursuant to an Existing Lock-up Agreement, the Subject Shares are and will be at all times up until the Effective Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Shareholder’s voting rights, charges and other encumbrances of any nature (other than any encumbrances created by this Agreement or arising under applicable federal and state securities laws) (“Encumbrances”) that could adversely affect the Plan of Arrangement, the Arrangement Agreement, or the exercise or fulfillment of the rights and obligations of Trulieve or the Shareholder under this Agreement or the Arrangement Agreement;

(g)

there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder or its Affiliates that would reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder; and

(h)	no consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform its obligations under this Agreement.

Article 5
REPRESENTATIONS AND WARRANTIES OF TRULIEVE

5.1Trulieve represents and warrants to the Shareholder as follows and acknowledges that the Shareholder is relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)

Trulieve has been duly formed and is validly existing under the laws of the Province of British Columbia and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder;

(b)

the execution and delivery of this Agreement and the completion by Trulieve of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Trulieve and no other corporate proceedings on the part of Trulieve are necessary to authorize the execution and delivery by it of this Agreement or the completion by Trulieve of the transactions contemplated hereby;

(c)

this Agreement has been duly executed and delivered by Trulieve and constitutes the legal, valid and binding obligation of Trulieve enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(d)

the execution and delivery by Trulieve of this Agreement or the completion or performance of the transactions contemplated in this Agreement or the compliance by Trulieve with its obligations in this Agreement will not result in a breach of or constitute a default (with or without notice of lapse of time or both) under any provision of (i) the constating documents of Trulieve, (ii) any agreement or instrument to which Trulieve is a party or by which Trulieve or any of their property or assets is bound, (iii) any judgment, decree, order or award of any Governmental Entity, or (iv) any Law applicable to Trulieve in the context of the Arrangement or this Agreement;

(e)

no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Trulieve in connection with the execution and delivery of this Agreement and the performance by it of its obligations hereunder; and

(f)	there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of Trulieve, threatened against Trulieve or its Affiliates that would reasonably be expected, either individually or in the aggregate, to materially impair the ability of Trulieve to enter into this Agreement and to perform its obligations hereunder.

Article 6
TERMINATION

6.1Except for Section 2.3 (which shall terminate three months’ following the release of all Consideration Shares from the restrictions on Transfer set out in Section 2.3), this Agreement shall terminate automatically, without any required notice, upon the earliest to occur of (i) the Effective Time, (ii) the date upon which the Shareholder and Trulieve mutually agree to terminate this Agreement, (iii) the date on which the Arrangement Agreement is validly terminated in accordance with its terms, and (iv) unless extended by mutual agreement of the Shareholder, on the one hand, and Trulieve, on the other hand, on the Outside Date if the Effective Time has not yet occurred.

Article 7
DISCLOSURE

7.1The Shareholder (i) consents to the details of this Agreement being set out in the Company Circular and accompanying proxy statement and this Agreement being made publicly available, including by filing on SEDAR and EDGAR, as may be required pursuant to applicable securities laws or any Governmental Entity in connection with the Arrangement, (ii) consents to and authorizes the publication and disclosure by Trulieve and Harvest of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement and any other information, in each case that Trulieve or Harvest reasonably determines is required to be disclosed by applicable Law in any press release, or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement, (iii) agrees promptly to give to Trulieve and Harvest any information either may reasonably require for the preparation of any such disclosure documents, including the Company Circular and accompanying proxy statement and (iv) agrees to promptly notify Trulieve and Harvest of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Except as contemplated by the immediately preceding sentence and as otherwise required by applicable Laws or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed.

Article 8
GENERAL

8.1This Agreement shall become effective upon execution and delivery hereof by the Shareholder.

8.2The Shareholder and Trulieve shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

8.3This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.4Time shall be of the essence of this Agreement.

8.5Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)	if to Trulieve:

Trulieve Cannabis Corp.
6749 Ben Bostic Road
Quincy, Florida
32351

Attention:	Kim Rivers
Email:	kim.rivers@trulieve.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP
1 First Canadian Place, Suite 6000
100 King Street West, PO Box 367
Toronto, ON M5X 1E2

Attention:	Derek Sigel and Russel Drew
Email:	derek.sigel@dlapiper.com and russel.drew@dlapiper.com

With a copy (which will not constitute notice) to:

Fox Rothschild LLP

777 S. Flagler Drive
Suite 1700 West Tower
West Palm Beach, FL 33401

Attention:	Sean Coyle
Email:	scoyle@foxrothschild.com

(b)	if to Harvest:

Harvest Health & Recreation Inc.
1155 W. Rio Salado Parkway
Suite 201
Tempe, AZ
85281

Attention:	Steven M. White
Email:	steve@harvestinc.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

First Canadian Place
100 King Street West, Suite 3400
Toronto, ON M5X 1A4

Attention:	Linda Misetich Dann and Sander Grieve
Email:	misetichdannl@bennettjones.com and grieves@bennettjones.com

With a copy (which will not constitute notice) to:

Troutman Pepper LLP

401 9th Street Northwest, Suite 1000
Washington, DC 20004
USA

Attention:	Thomas Rose
Email:	thomas.rose@troutman.com

(c)	In the case of the Shareholder:

To the address set forth on Schedule A attached hereto,

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

8.6This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction).  Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

8.7Each of the parties hereto agrees with the others that (i) monetary damages may not be a sufficient remedy for any breach of this Agreement by any of the parties, (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction.

8.8If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.

8.9This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.10The Shareholder confirms that it has had the opportunity to obtain independent legal advice regarding its rights, duties and obligations hereunder and the Shareholder has sought, or has willingly waived the right to seek independent legal advice regarding its respective rights, duties and obligations hereunder.

8.11This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same  instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[signatures to follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

TRULIEVE CANNABIS CORP.

By:
	Name:	Eric Powers
	Title:	Chief Legal Officer & Corporate
Secretary

[Harvest Shareholder]

SCHEDULE A
LIST OF SHAREHOLDERS

and

OWNERSHIP OF SUBJECT SHARES

Name and Address	Subject Shares beneficially owned	Registered Holder if different from beneficial owner	Total number of Subject Shares owned or controlled

SCHEDULE B

LIST OF SHAREHOLDERS

SUBJECT TO POST-EFFECTIVE TIME LOCK-UPS

Shareholder Name	Description of Existing Lock-up Agreement	Subject Shares subject to the Existing Lock-up Agreement	Remaining Release Terms